Exhibit 99.1

May 24, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS FIRST QUARTER 2012 RESULTS

Sales up 12% and earnings per share of $0.28

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its 16-week first quarter ended April 21, 2012. In summary, Flowers Foods:

•	Increased sales 12.0% to $898.2 million, reflecting favorable net price/mix of 2.4%, contributions from the Tasty acquisition of 7.9%, and volume increases of 1.7%;

•

Delivered diluted EPS of $0.28, down 6.7% from the $0.30 reported in the first quarter last year, due primarily to 12% higher input costs, excluding the acquisition of Tasty; adjusting prior year’s EPS for one-time charges related to the Tasty acquisition and a facility closure, diluted EPS was down 15.2% from $0.33;

•	Generated $60.1 million in cash flow from operations;

•	Issued $400.0 million aggregate principal amount of 4.375% senior notes to fund future acquisitions, working capital, and general corporate purposes; and

•	Announced a $31-million expansion of its Oxford, Pa., bakery for bread production.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “While input costs presented headwinds in the first quarter, we were relatively pleased with our results. We achieved a 12% sales increase driven by the Tasty acquisition, expansion markets for Nature’s Own and Tastykake, new products, and added foodservice business. Sales increases for our Nature’s Own soft variety breads were partially offset by decreased sales of branded white breads. Our experienced team is focused on opportunities brought on by changes in consumer trends impacting the fresh baked foods business at retail and foodservice. As our earnings and margins experienced pressure in the quarter, we tightened administrative and operational expenses and continued to improve productivity levels. We expect to maintain these improved productivity levels and cost structure as the year unfolds.

“Looking ahead, our growth strategies continue to serve us well. We are achieving increases in our core business and our expansion markets. We also expect to take advantage of opportunities as the baking industry further consolidates. We are positioned to add new bakeries as needed, enter new geographic territories, and make acquisitions as we work to build shareholder value over the long term.”

First Quarter 2012 Results

For the 16-week first quarter of 2012, sales increased 12.0% to $898.2 million from $801.8 million in last year’s first quarter. This increase was attributable to favorable net price/mix of 2.4%, contributions from the Tasty acquisition (completed May 2011) of 7.9% and volume increases of 1.7%. Dollar sales increased across all channels, while volume increases in the non-retail channel, more than offset volume declines in the branded retail channel. Volume increases in the non-retail channel were primarily the result of increases in the foodservice and contract manufacturing categories, while the decreased volume in the branded retail channel was primarily due to decreases in the white bread and buns and rolls categories, partially offset by increases in the soft variety category.

Net income for the quarter was $37.9 million compared to $41.2 million in the first quarter of fiscal 2011. For the quarter, diluted earnings per share were $0.28, compared to $0.30 in last year’s first quarter. Tasty was slightly accretive to net income for the quarter. During the first quarter last year, we incurred one-time costs of $4.2 million, net of tax, or $0.03 per diluted share relating to the closure of a bakery and the Tasty acquisition.

Gross margin as a percentage of sales for the quarter was 46.7%, down 190 basis points from 48.6% in the first quarter of 2011. This decrease was due primarily to increased ingredient and packaging costs as a percent of sales. The increase in ingredient costs was primarily attributable to double-digit increases in flour, as well as smaller increases in shortening/oil and sugar. The increase in ingredients and packaging costs were partially offset by price increases and lower workforce-related costs as a percent of sales. Improved manufacturing efficiencies also had a positive effect on gross margin. One-time costs associated with the bakery closure negatively impacted gross margin $2.8 million, or 30 basis points as a percent of sales, in the first quarter last year.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.8%, down 60 basis points from 37.4% of sales in the first quarter of fiscal 2011. Higher sales prices and lower workforce-related costs as a percent of sales were the main drivers of the decrease. One-time costs associated with the bakery closure and the Tasty acquisition negatively impacted selling, distribution, and administrative costs $3.1 million, or 40 basis points as a percent of sales, in the first quarter last year.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s first quarter. We incurred net interest expense this quarter compared to net interest income in last year’s first quarter. This change was due to increased borrowings related to the Tasty acquisition and the issuance during the first quarter this year of $400.0 million of senior notes. The effective tax rate for the quarter was 35.9% as compared to 35.0% in last year’s first quarter. This increase was primarily due to certain temporary differences that reduced the Section 199 deduction, and the expiration of certain tax benefits. The full-year tax rate is expected to be approximately 36.0%.

Operating margin as a percent of sales for the quarter was 6.6% compared to 7.7% in last year’s first quarter. One-time costs associated with the bakery closure and the Tasty acquisition negatively affected operating margin $6.5 million, or 80 basis points as a percent of sales in the first quarter last year. Earnings before interest, taxes, depreciation, and amortization (EBITDA) as a percent of sales for the first quarter was 9.9%, compared to 11.2% for the first quarter of 2011. One-time costs associated with the bakery closure and the Tasty acquisition negatively affected EBITDA $5.9 million, or 70 basis points as a percent of sales, in the first quarter last year.

Segment Results

DSD (82% of sales): During the quarter, the company’s direct store delivery (DSD) sales increased 14.0%, reflecting positive net price/mix of 3.4%, contribution from the Tasty acquisition of 9.8% and volume increases of 0.8%. Net price/mix and dollar sales increased across all channels. The volume increases were primarily due to increases in the store brand and foodservice channels, partially offset by decreased volume in the branded retail channel. Decreases in branded retail volume were primarily driven by declines in the white bread and buns and rolls categories, partially offset by volume increases in the soft variety category.

Operating income, defined as earnings before interest and taxes (EBIT), for the DSD segment was $63.8 million, or 8.7% of sales for the first quarter compared to $64.2 million, or 9.9% of sales in last year’s first quarter. This decrease was due to higher ingredient (mainly flour) and packaging costs, partially offset by higher sales and lower workforce-related costs. During the quarter, Tasty had a positive effect on operating income. One-time costs associated with a bakery closure negatively affected operating income $5.7 million, or 90 basis points as a percent of sales, in the first quarter last year.

Warehouse (18% of sales): Sales through warehouse delivery increased 3.8%, reflecting volume increases of 4.0%, partially offset by negative net pricing/mix of 0.2%. The volume increase was primarily due to increases in the non-retail channel, partially offset by decreased volume in the store brand retail channel. The negative net pricing/mix was the result of negative pricing/mix in the non-retail channel, partially offset by positive net pricing/mix in the store brand retail channel.

Operating income for the warehouse segment was $9.6 million, or 6.0% of sales for the first quarter compared to $11.3 million, or 7.3% of sales in last year’s first quarter. This decrease was due to higher ingredient costs (mainly flour, shortening/oil, and sugar) and higher distribution costs. These cost increases were partially offset by lower packaging and workforce-related costs.

Cash Flow

During the first quarter, cash flow from operating activities was $60.1 million. The company invested $14.3 million in capital improvements and paid dividends of $20.6 million to shareholders. The company also acquired 70,742 shares of its common stock under its share repurchase plan for $1.4 million, an average of $19.14 per share. Since the inception of the plan, the company has acquired 37.9 million shares for $432.2 million, an average of $11.41 per share. On April 3, 2012, the company issued $400.0 million aggregate principal amount of 4.375% senior notes due 2022. The company used a portion of the net proceeds to repay long-term debt outstanding under its revolving credit facility and the balance will be used for future acquisitions, general corporate purposes and working capital.

Bakery Expansion

During the first quarter, the company announced plans to expand its Oxford, Pa., bakery and add a new bread production line. The bread line is anticipated to be completed in 2013, and will help the company provide fresh bread to its growing market in Pennsylvania. The company also expects to add a bun production line at the Oxford facility at some point in the future.

2012 Guidance

Based on an increase in interest expense as a result of the recent bond issuance, earnings per share is now expected to increase 3.5% to 8.0% over the 2011 adjusted earnings per share of $0.96. This adjustment to 2012 earnings per share does not include future acquisitions. Capital expenditures for 2012 are expected to be $75.0 million to $85.0 million, including the recently announced bakery expansion.

Dividend

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its first quarter 2012 conference call over the Internet at 8:30 a.m. (Eastern) on May 24, 2012. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

Company Information

Headquartered in Thomasville, Ga., Flowers Foods is the nation’s second largest producer and marketer of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Tastykake, Blue Bird, and Mrs. Freshley’s. Flowers operates 41 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in the Northeast, California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with GAAP. However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA includes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measure of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/21/12	04/23/11

Sales	$898,206	$801,825
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	478,978	412,258
Selling, distribution and administrative expenses	330,272	300,057
Depreciation and amortization	29,739	27,992

Income from operations (EBIT)	59,217	61,518
Interest (expense) income, net	(24)	1,762

Income before income taxes (EBT)	59,193	63,280
Income tax expense	21,250	22,119

Net income	$37,943	$41,161

Net income per diluted common share	$0.28	$0.30

Diluted weighted average shares outstanding	137,182	136,481

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	04/21/12	04/23/11
Sales:
Direct-Store-Delivery	$737,298	$646,850
Warehouse Delivery	160,908	154,975

	$898,206	$801,825

EBITDA:
Direct-Store-Delivery	$87,642	$86,086
Warehouse Delivery	15,520	17,387
Flowers Foods	(14,206)	(13,963)

	$88,956	$89,510

Depreciation and Amortization:
Direct-Store-Delivery	$23,820	$21,867
Warehouse Delivery	5,926	6,056
Flowers Foods	(7)	69

	$29,739	$27,992

EBIT:
Direct-Store-Delivery	$63,822	$64,219
Warehouse Delivery	9,594	11,331
Flowers Foods	(14,199)	(14,032)

	$59,217	$61,518

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

04/21/12
Assets
Cash and Cash Equivalents	$186,147
Other Current Assets	361,679
Property, Plant & Equipment, net	676,835
Distributor Notes Receivable (includes $14,825 current portion)	116,648
Other Assets	30,118
Cost in Excess of Net Tangible Assets, net	358,454

Total Assets	$1,729,881

Liabilities and Stockholders’ Equity
Current Liabilities	$224,603
Bank Debt (includes $48,750 current portion)	82,500
Senior Notes due 2022	399,045
Other Debt and Capital Leases (includes $4,821 current portion)	15,026
Other Liabilities	227,070
Stockholders’ Equity	781,637

Total Liabilities and Stockholders’ Equity	$1,729,881

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

For the 16 Week Period Ended
04/21/12
Cash flows from operating activities:
Net income	$37,943
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	49,792
Changes in assets and liabilities	(27,622)

Net cash provided by operating activities	60,113

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,288)
Other	881

Net cash disbursed for investing activities	(13,407)

Cash flows from financing activities:
Dividends paid	(20,570)
Stock repurchases	(1,354)
Payments for debt issuance costs	(3,766)
Proceeds from debt borrowings	731,340
Debt and capital lease obligation payments	(565,221)
Other	(8,771)

Net cash provided by financing activities	131,658

Net increase in cash and cash equivalents	178,364
Cash and cash equivalents at beginning of period	7,783

Cash and cash equivalents at end of period	$186,147

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted)

	Reconciliation of Earnings Per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2012	April 23, 2011

Net income per diluted common share	$0.28	$0.30
Bakery closure costs (net of operational savings) and acquisition costs	—	0.03

Adjusted net income per diluted common share	$0.28	$0.33

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2012	April 23, 2011

Sales	$898,206	$801,825
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	478,978	412,258

Gross Margin excluding depreciation and amortization	419,228	389,567
Less depreciation and amortization for production activities	20,771	19,184

Gross Margin	$398,457	$370,383

Depreciation and amortization for production activities	$20,771	$19,184
Depreciation and amortization for selling, distribution and administrative activities	8,968	8,808

Total depreciation and amortization	$29,739	$27,992

	Reconciliation of Net Income to Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2012	April 23, 2011

Net income	$37,943	$41,161
Income tax expense	21,250	22,119
Interest expense (income), net	24	(1,762)
Depreciation and amortization	29,739	27,992

EBITDA	88,956	89,510
Bakery closure costs (net of operational savings) and acquisition costs	—	5,949

Adjusted EBITDA	$88,956	$95,459

	Reconciliation of EBIT to Adjusted EBIT
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2012	April 23, 2011

EBIT	$59,217	$61,518
Bakery closure costs (net of operational savings) and acquisition costs	—	6,515

Adjusted EBIT	$59,217	$68,033

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended 04/21/12	Volume	Net Price/Mix	Acquisition	Total Sales Change

Direct-Store-Delivery	0.8%	3.4%	9.8%	14.0%

Warehouse Delivery	4.0%	-0.2%	0.0%	3.8%

Total Flowers Foods	1.7%	2.4%	7.9%	12.0%